Exhibit 99.1

ISLE ANNOUNCES SALE OF RHYTHM CITY CASINO

TO KEHL’S SCOTT COUNTY CASINO

St. Louis, MO, December 4/PRNewswire/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today that it has entered into a definitive purchase agreement with Scott County Casino, LLC to sell its Rhythm City Casino in Davenport, Iowa.

Under the terms of the agreement, Scott County Casino, LLC, led by Dan Kehl, has agreed to pay Isle of Capri Casinos, Inc. approximately $51 million.  The transaction is expected to close early in 2014, subject to regulatory approval and other customary closing conditions.

“While there have been many participants in this long and sometimes arduous process, the most valuable contribution came from our Rhythm City employees, who never lost their focus on providing a great experience for our customers. We thank them for their dedication and commitment to creating value for all Isle stakeholders,” Virginia McDowell, president and chief executive officer of Isle of Capri, said. “Our focus now turns to planning a smooth transition of the property as this transaction moves into the final stage.”

ABOUT ISLE OF CAPRI CASINOS, INC.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with an exceptional experience at each of the casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates 16 gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Pennsylvania, and Florida. More information is available at the Company’s website, www.islecorp.com.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director, Corporate Communication-314.813.9368

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